                                                                    EXHIBIT 99.4

                                                            [BELL ATLANTIC LOGO]

NEWS RELEASE



FOR IMMEDIATE RELEASE               CONTACT:
                                    DAVID FRAIL
                                    212-395-0500



            BELL ATLANTIC FILES PRO FORMA COMBINED FINANCIAL RESULTS

NEW YORK, N.Y., August 18, 1997 -- Bell Atlantic Corporation (NYSE:BEL), which completed its merger with NYNEX Corporation on August 14, 1997, today filed pro forma financial information with the Securities and Exchange Commission for financial periods covering the past three and a half years.

   Pro forma earnings in all periods were affected by special items disclosed previously by the separate companies. Pro forma adjusted earnings per share, which exclude the effects of those items, grew 10 percent in 1996 to $4.49 from $4.08 in 1995. For 1995, pro forma adjusted earnings per share grew 10.3 percent, compared with $3.70 in 1994.

   For the second quarter of 1997, adjusted earnings per share were $1.25, 12.6 percent higher than the same period a year ago. Through the first six months of 1997, adjusted earnings per share were $2.46, an increase of 12.8 percent compared to the first half of 1996.

   "Our pro forma filing will serve as the new Bell Atlantic's financial baseline, the starting point from which we will deliver the benefits of our merger to customers and shareowners," said Frederic V. Salerno, Bell Atlantic senior executive vice president and chief financial officer.

   "Our target range for long-term annual earnings per share growth is 10 to 12 percent, excluding transition and integration costs," Salerno said, "and we are comfortable with current analysts' estimates of $4.90 to $5.00 per share for 1997. We're confident that the power of our merger will allow us to sustain that kind of performance over the next few years, even while the communications industry goes through a period of dramatic transition."
                                    - more -

Bell Atlantic News Release, page 2

   The new Bell Atlantic -- formed through the merger of Bell Atlantic and NYNEX -- is at the forefront of the new communications, information and entertainment industry. With 40 million telephone access lines and 5.5 million wireless customers worldwide, Bell Atlantic companies are premier providers of advanced wireline voice and data services, market leaders in wireless services and the world's largest publishers of directory information. Bell Atlantic companies are also among the world's largest investors in high-growth global communications markets, with operations and investments in 21 countries.

   NOTE: This press release contains statements about expected future events and financial results that are forward-looking and subject to risks and uncertainties. For those statements, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. Discussion of factors that may affect future results is contained in our recent filings with the Securities and Exchange Commission.



                                      ####

     INTERNET USERS: Bell Atlantic news releases, executive speeches, news media contacts and other useful information are available at Bell Atlantic's News Center on the World Wide Web (http://www.ba.com). To receive news releases by e-mail, visit the News Center and register for personalized automatic delivery of Bell Atlantic news releases.